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                                                                    EXHIBIT 99.1
ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE  37067
(615) 771-7575                                                      NEWS RELEASE
--------------------------------------------------------------------------------

Contact:     William R. Council, III
             President and Chief Executive Officer

                    ADVOCAT ANNOUNCES SECOND QUARTER RESULTS

FRANKLIN, Tenn. - (August 13, 2003) - Advocat Inc. (NASDAQ OTC: AVCA) today announced its results for the second quarter ended June 30, 2003. The Company reported a net loss for common stock of $7.9 million, or $1.44 per share, in the second quarter of 2003 compared with a net loss for common stock of $1.2 million, or $0.22 per share, in the same period in 2002. Net revenues for the second quarter of 2003 increased 9.0% to $54.0 million compared with $49.5 million in the same period of 2002.

SECOND QUARTER RESULTS

The increase in net revenues for the second quarter was due primarily to the addition of four nursing homes under leases entered during the second quarter of 2003. Advocat previously managed these homes under a management contract. Patient revenues rose 14.5% to $47.2 million compared with $41.2 million in the second quarter of 2002. Growth in patient revenues benefited from the new nursing home leases and increased Medicaid rates in certain states, partially offset by a 2.1% decline in census in U.S. facilities, the sale of a Florida nursing home in the fourth quarter of 2002, and the expiration of Medicare temporary payment increases effective October 1, 2002.

Resident revenues decreased to $5.9 million in 2003 from $7.6 million in the second quarter of 2002. The decline in resident revenues was due primarily to the termination of 16 assisted living facility leases in 2002, termination of the lease on the remaining assisted living facility in the U.S. on May 31, 2003 and the closure of an assisted living facility during the second quarter of 2003.

Ancillary service revenues, prior to contractual allowances, increased to $8.7 million in 2003 from $7.3 million in the second quarter of 2002. The growth in ancillary service revenues was due primarily to the addition of the four Florida nursing home leases. Management fees increased to $748,000 compared with $647,000 in the second quarter of 2002 and benefited from favorable exchange rates between the U.S. and Canada.

Total expenses increased to $61.7 million compared with $50.6 million in the second quarter of 2002. Operating expenses represented 97.3% of patient and resident revenues for the latest quarter compared with 81.0% of such revenues in the second quarter of 2002. The increase in operating costs was related primarily to the Florida nursing homes, including costs of professional liability claims, wages and benefits. The 2003 results include a charge of $4.3 million for professional liability costs related to the Florida nursing homes. Under the terms of the previous management contracts, the Company was required to obtain professional liability insurance coverage for the four facilities, and received reimbursement for the facilities' pro rata share of premiums paid as well as any claims paid on behalf of the owner. Due to the recent deterioration of the financial condition of the owner and the terms of the owner's mortgage on the facilities, the Company does not believe that the owner of the four facilities will in the future be able to reimburse the Company for costs incurred in connection with professional liability claims arising out of events occurring at the four facilities prior to the entry of the lease. As a result, the Company recorded a liability of approximately $4.3 million in the second quarter of 2003 to record obligations for possible professional liability costs relating to these facilities for which the Company does not anticipate receiving reimbursement from the owner of the facilities.


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AVCA Announces Second Quarter Results
Page 2
August 13, 2003


SIX MONTHS RESULTS

Net revenues increased to $101.8 million in the first six months of 2003 compared with $101.1 million in 2002. Patient revenues accounted for the majority of the growth since last year and were $88.2 million in 2003 compared with $81.8 million in the first six months of 2002. Resident revenues were $11.8 million compared with $17.8 million, reflecting the termination of leases on U.S. assisted living facilities. Ancillary service revenue rose to $15.9 million in the 2003 period compared with $13.9 million in the same period of 2002.

Total expenses were $112.4 million in 2003 compared with $105.1 million in 2002. Operating expenses represented 93.1% of patient and resident revenues for 2003 compared with 83.6% of such revenues in 2002. The majority of the increase in operating costs was due to the addition of the four Florida nursing home leases and the associated increase in professional liability costs.

Net loss to common stockholders for the first six months of 2003 was $11.0 million, or $2.01 per share, compared with $4.3 million, or $0.78 per share, in the first six months of 2002.

Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in 9 states, primarily in the Southeast, and three provinces in Canada.

     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc


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AVCA Announces Second Quarter Results
Page 3
August 13, 2003


                                  ADVOCAT INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                      (In thousands, except per share data)


                                                  FOR THE THREE MONTHS                FOR THE SIX MONTHS
                                                      ENDED JUNE 30,                     ENDED JUNE 30,
                                                -------------------------         ---------------------------
                                                  2003             2002             2003               2002
                                                --------         --------         ---------         ---------
REVENUES:
   Patient revenues, net                        $ 47,188         $ 41,207         $  88,162         $  81,828
   Resident revenues                               5,929            7,637            11,823            17,816
   Management fees                                   748              647             1,523             1,326
   Equity in joint venture income (loss)              44              (12)              108                58
   Interest                                           76               34               134                59
                                                --------         --------         ---------         ---------
     Net revenues                                 53,985           49,513           101,750           101,087
                                                --------         --------         ---------         ---------

EXPENSES:
   Operating                                      51,701           39,552            93,115            83,280
   Lease                                           4,196            4,406             8,002             9,586
   General and administrative                      3,228            3,193             6,436             6,352
   Interest                                          838              994             1,728             2,029
   Depreciation and amortization                   1,364            1,369             2,740             2,752
   Asset impairment and non-recurring
     charge                                          344            1,065               364             1,065
                                                --------         --------         ---------         ---------
     Total expenses                               61,671           50,579           112,385           105,064
                                                --------         --------         ---------         ---------

Loss before income taxes                          (7,686)          (1,066)          (10,635)           (3,977)
Provision for income taxes                           145              103               275               196
                                                --------         --------         ---------         ---------
Net loss                                          (7,831)          (1,169)          (10,910)           (4,173)
Preferred stock dividends, accrued
  but not paid                                        69               58               136               115
                                                --------         --------         ---------         ---------

NET LOSS FOR COMMON STOCK                       $ (7,900)        $ (1,227)        $ (11,046)        $  (4,288)
                                                ========         ========         =========         =========

Basic loss per share                            $  (1.44)        $  (0.22)        $   (2.01)        $   (0.78)
                                                ========         ========         =========         =========
Diluted loss per share                          $  (1.44)        $  (0.22)        $   (2.01)        $   (0.78)
                                                ========         ========         =========         =========

Weighted average shares:
     Basic                                         5,493            5,493             5,493             5,493
                                                ========         ========         =========         =========
     Diluted                                       5,493            5,493             5,493             5,493
                                                ========         ========         =========         =========



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